              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Donaldson, Lufkin & Jenrette Inc.:


We consent to incorporation by reference in registration statements, No. 333-65681, on Form S-8, No. 333-53499, on Form S-3, No. 333-73405, on Form S-3,
and No. 333-74549, on Form S-3, of our report dated February 2, 1999, except as to footnote 19, which is as of March 17, 1999, relating to the consolidated statements of financial condition of Donaldson, Lufkin & Jenrette Inc. and subsidiares as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Donaldson, Lufkin & Jenrette Inc.





/s/ KPMG LLP
------------------
New York, New York
March 30, 1999